Exhibit 10.2

MAXWELL TECHNOLOGIES, INC.

9244 BALBOA AVENUE

SAN DIEGO, CA 92123

Dear David:

Maxwell Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President & Chief Executive Officer, and you will report to the Company’s Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Board Seat. The Company will use commercially reasonable efforts to cause you to be nominated for election and reelection as a member of its Board of Directors as long as you serve as its President & Chief Executive Officer. You agree that you will resign your position as a member of the Board of Directors if you cease to be the Company’s President & Chief Executive Officer for any reason, unless the Board of Directors expressly requests your continuing service on the Board.

3. Salary. The Company will pay you a starting salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4. Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors or its Compensation Committee. Your target bonus will be equal to 100% of your annual base salary. The bonus for fiscal year 2007 will be guaranteed at the target level but will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.

Mr. David Schramm

5. Employee Benefits. As an executive officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6. Stock Options. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the closing price on the date when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Omnibus Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a Change of Control (as defined in the Plan) before your service with the Company terminates, and if you are subject to an Involuntary Termination (as defined in Section 14) within 12 months after that Change of Control, then you will vest in all of the option shares.

7. Restricted Shares. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted 100,000 restricted shares of the Company’s Common Stock. The award will be subject to the terms and conditions of the Plan, as described in the Plan and the applicable Restricted Stock Agreement. You will vest in 25% of the shares after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable Restricted Stock Agreement. If the Company is subject to a Change of Control before your service with the Company terminates, and if you are subject to an Involuntary Termination within 12 months after that Change of Control, then you will vest in all of the shares.

8. Severance Benefits. If the Company terminates your employment for any reason other than Cause (as defined in Section 14), then you will be entitled to the following benefits:

(a) The Company will continue to pay your base salary for a period of 12 months after the termination of your employment. Your base salary will be paid at the rate in effect when your employment terminates and in accordance with the Company’s standard payroll procedures. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), when your employment terminates, then (i) the salary continuation payments under this Subsection (a), to the extent not exempt from Section 409A of the Code, will commence on the earliest practicable date that occurs more than six months after the termination of your employment and (ii) the installments that otherwise would have been paid during the first six months after the termination of your employment will be paid in a lump sum on the first day of the seventh month after the termination of your employment. The amount of the salary continuation payments under this Subsection (a) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

Mr. David Schramm

(b) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

However, this Section 8 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent requested by the Board of Directors, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to you within 30 days after your employment terminates. You must execute the release within the period set forth in the prescribed form.

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the

Mr. David Schramm

Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego in connection with any Dispute or any claim related to any Dispute.

13. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Diego or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 13 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

14. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) your breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 50 miles.

* * * * *

Mr. David Schramm

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on July 23, 2007. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before August 1, 2007.

If you have any questions, please call me.

Very truly yours,

MAXWELL TECHNOLOGIES, INC.

/s/ Edward Caudill
By:	Edward Caudill
Title:	Chairman of the Board

I have read and accept this employment offer:

/s/ David Schramm
Signature of David Schramm

Attachment

Exhibit A: Proprietary Information and Inventions Agreement